EXHIBIT 99.2

Non-GAAP Financial Information

Operating and Pro Forma Operating (non-GAAP) net income

In an effort to provide better transparency into the operational results of the business, management has provided operating (non-GAAP) net income from continuing operations and pro forma operating (non-GAAP) net income from continuing operations, non-GAAP measures that exclude the effects of certain acquisition-related charges, intangible asset amortization, expense resulting from basis differences on equity method investments, retirement-related costs and certain Kyndryl separation-related charges and their related tax impacts. Due to the unique, non-recurring nature of the enactment of the U.S. Tax Cuts and Jobs Act (U.S. tax reform), management characterizes the one-time provisional charge recorded in the fourth quarter of 2017 and adjustments to that charge as non-operating. Adjustments include true-ups, accounting elections and any changes to regulations, laws, audit adjustments, etc. that affect the recorded one-time charge. Management also characterizes direct and incremental charges incurred to accomplish the Kyndryl separation as non-operating given their unique and non-recurring nature. These charges primarily relate to transaction and third-party support costs, business separation and applicable employee retention fees, pension settlement charges and related tax charges. All other spending for Kyndryl is included in both net income from continuing operations and in operating (non-GAAP) net income. For acquisitions, operating and pro forma operating (non-GAAP) net income exclude the amortization of purchased intangible assets and acquisition-related charges such as in-process research and development, transaction costs, applicable retention, restructuring and related expenses, tax charges related to acquisition integration and pre-closing charges, such as financing costs. These charges are excluded as they may be inconsistent in amount and timing from period to period and are significantly impacted by the size, type and frequency of the company’s acquisitions. All other spending for acquired companies is included in net income from continuing operations and in both operating and pro forma operating (non-GAAP) net income. For retirement-related costs, management characterizes certain items as operating and others as non-operating, consistent with GAAP. The company includes defined benefit plan and nonpension postretirement benefit plan service costs, multi-employer plan costs and the cost of defined contribution plans in operating net income. Non-operating retirement-related costs include defined benefit plan and nonpension postretirement benefit plan amortization of prior service costs, interest cost, expected return on plan assets, amortized actuarial gains/losses, the impacts of any plan curtailments/settlements and pension insolvency costs and other costs. Non-operating retirement-related costs are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance, and the company considers these costs to be outside of the operational performance of the business.

The pro forma operating (non-GAAP) net income also includes management adjustments as described in Exhibit 99.3 to this Form 8-K. Management adjustments include certain general corporate overhead costs associated with labor and benefits for shared resources transferred to Kyndryl that the company does not intend to backfill. Management believes the resource transfers and costs which were used as the basis for the management adjustments are reasonable and representative of the labor-based cost reductions the company will realize after the separation of Kyndryl.

Overall, management believes that supplementally providing investors with a view of operating and pro forma operating (non-GAAP) net income as described above provides increased transparency and clarity into both the operational results of the business and the performance of the company’s pension plans; improves visibility to management decisions and their impacts on operational performance; enables better comparison to peer companies; and allows the company to provide a long-term strategic view of the business going forward.

The below table reconciles the non-GAAP financial information contained in the investor relations article which was posted to IBM’s Investor Relations website on November 4, 2021 and is included as Exhibit 99.1 in this Form 8-K.

	Year Ended
	December 31, 2020
($ in billions)	Historical	Pro Forma (1)
Income from continuing operations	$5.5	$5.3
Management adjustments	—	0.4
Tax effect of adjustments	—	(0.1)
Sub-total	$5.5	$5.6
Non-operating adjustments:
Acquisition-related charges	1.9	1.8
Non-operating retirement-related costs/(income)	1.1	1.1
U.S. tax reform impacts	(0.1)	(0.1)
Separation-related charges(2)	0.0	—
Tax effect of adjustments	(0.6)	(0.6)
Operating (non-GAAP) net income	$7.8	$7.7

(1) The company’s unaudited Pro Forma Condensed Consolidated Income Statement is included in Exhibit 99.3.

(2) The pro forma income from continuing operations already excludes certain Kyndryl separation-related charges that were included in the Kyndryl Discontinued Operations adjustment column of the unaudited Pro Forma Condensed Consolidated Income Statement.

Free Cash Flow / Modeled Free Cash Flow

The company uses free cash flow as a measure to evaluate its operating results, plan shareholder return levels, strategic investments and assess its ability and need to incur and service debt. The entire free cash flow amount is not necessarily available for discretionary expenditures. The company defines IBM free cash flow as net cash from operating activities less the change in Global Financing receivables and net capital expenditures, including the investment in software. A key objective of the Global Financing business is to generate strong returns on equity, and our Global Financing receivables are the basis for growth. Accordingly, management considers Global Financing receivables as a profit-generating investment, not as working capital that should be minimized for efficiency. Therefore, management presents free cash flow that excludes the effect of Global Financing receivables.

The company has also provided a 2020 post-separation IBM modeled free cash flow estimate to provide insight into IBM’s estimated free cash flow following the separation of Kyndryl. The company defines IBM modeled free cash flow as IBM free cash flow, less Kyndryl’s modeled free cash flow. Kyndryl’s modeled free cash flow is estimated based on Kyndryl’s 2020 historical financial statements, prepared on a carve-out basis under U.S. GAAP. The carve-out methodologies and principles may not be reflective of the results of operations, financial position and cash flows had Kyndryl been a separate company. Therefore, the company includes adjustments to reflect a more representative view of Kyndryl cash flows. The adjustments primarily relate to new commercial pricing arrangements and contract scope changes as well as a net reduction in expense compared to the allocated expenses from IBM included in Kyndryl’s historical financial statements.

The below table reconciles the non-GAAP financial information contained in the investor relations article which was posted to IBM’s Investor Relations website on November 4, 2021 and is included as Exhibit 99.1 in this Form 8-K.

Year Ended
($ in billions)	December 31, 2020
Net Cash from Operations per GAAP	$18.2
Less: change in Global Financing (GF) Receivables	4.3
Capital Expenditures, net	(3.0)
Free Cash Flow	$10.8
Less: Kyndryl Modeled Free Cash Flow(1)	0.7
IBM Modeled Free Cash Flow	$10.0

(1) See table below for the reconciliation of Kyndryl Modeled Free Cash Flow to the most directly comparable GAAP measure, as presented at IBM’s Investor Briefing on October 4, 2021.

Year Ended
($ in billions)	December 31, 2020
Net Cash from Operations per GAAP	$0.6
Capital Expenditures, net	(0.9)
Free Cash Flow	$(0.3)
New Commercial Pricing Arrangements and Contract Scope Changes(1)	0.5
Shared Services (Corporate Overhead)(2)	0.6
Kyndryl Modeled Free Cash Flow	$0.7

(1) Primarily reflects the impact of new commercial pricing arrangements that Kyndryl and IBM have entered into prior to the Spin-off applied to historical purchases of goods and services from IBM as well as the net impact of incremental customer contracts transferred to Kyndryl from IBM that were not historically managed by Kyndryl and specific customer contracts being retained by IBM.

(2) Reflects the net reduction in costs for corporate overhead, primarily due to a flatter cost structure as Kyndryl becomes a stand-alone public entity. If Kyndryl decides to reduce resources or invest more heavily in certain areas in the future, that will be part of its discretionary future decisions and have not been included in this calculation.